Exhibit 4.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

BANGOR NATURAL GAS COMPANY

6.31% SENIOR NOTE, SERIES 2025B, DUE JULY 8, 2035

No. RB-1	July 8, 2025
$18,000,000	PPN 06018* AB3

FOR VALUE RECEIVED, the undersigned, Bangor Natural Gas Company (herein called the “Company”), a corporation organized and existing under the laws of the State of Maine, hereby promises to pay to UNITED OF OMAHA LIFE INSURANCE COMPANY, or registered assigns, the principal sum of EIGHTEEN MILLION DOLLARS (or so much thereof as shall not have been prepaid) on July 8, 2035 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.31% per annum from the date hereof payable semiannually, on the 8th day of January and July in each year, commencing with January 8, 2026 and thereafter the January 8 or July 8 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) without duplication with clause (a) above, to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 8.31% or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. from time to time in Charlotte, North Carolina as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Hampton, New Hampshire, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below, or as otherwise provided in the Note Purchase Agreement.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to, and subject to, the Note Purchase Agreement, dated as of July 8, 2025 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

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This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

BANGOR NATURAL GAS COMPANY

By	/s/ Daniel J. Hurstak
Name: Daniel J. Hurstak
Title: Senior Vice President and Treasurer